EXHIBIT 99.1

Contacts:	L. Keith Graves
Phone: 314-214-7000
	E-mail:	lkg@talx.com

TALX ANNOUNCES ACCOUNTING RESTATEMENT RELATED
TO NON-CORE BUSINESS UNIT;
EXECUTIVE VICE PRESIDENT RESIGNS;
UPDATED FINANCIAL GUIDANCE FOR FISCAL 2004

     ST. LOUIS, Mo. (January 5, 2004) — TALX Corporation (NASDAQ: TALX) today announced that it is restating its historical financial statements as a result of certain adjustments related to its non-core customer premises systems business. The restatement will have practically no cumulative impact on the company’s financial results or its financial condition. In addition, the company announced the resignation of Executive Vice President Craig N. Cohen. Cohen had previously served as chief financial officer from January 1994 to May 2003 and as vice president of application services and software from May 1999 to May 2003.

     The restatement corrects errors in the application of accounting principles related to revenue recognition in its customer premises systems line of business, which TALX announced years ago no longer fit its growth strategy. In 1998, TALX announced that it was deemphasizing sales of customer premises systems and in 2000 said that it was discontinuing sales to new clients. The only remaining activity in this business unit relates to the provision of maintenance services and limited professional services to the existing client base. In 2003, TALX announced that it planned to discontinue such services in June 2005.

     TALX said the restatement was necessary because a recent internal accounting review showed that certain revenues for customer premises systems contracts were booked earlier than was appropriate under the percentage of completion methodology used by the company for this line of business. Although the company ultimately realized the revenues from the transactions under review, its financial results were not accurately presented on a quarter-by-quarter basis, requiring the restatement. The revenue recognition methodology utilized is unique to the customer premises business, is not used for the company’s core lines of business and is immaterial to the company’s current results of operations. The resulting restatement affects fiscal years ended March 31, 1999 through 2003 and the first two quarters of fiscal 2004.

     Additionally, the company is correcting three isolated errors related to hardware and software transactions arising out of the customer premises systems line of business during fiscal years ended March 31, 2000 and 2001.

     The effect of the restatement, subject to final review, is as follows:

	Impact of Restatement

	On Revenues	On Earnings Per Share

Fiscal 1999 *	$(589,000)	$(0.03)
Fiscal 2000	$(8,000)	$0.01
Fiscal 2001	$(358,000)	$(0.02)
Fiscal 2002	$610,000	$0.03
Fiscal 2003	$384,000	$0.01
Fiscal 2004 –
(through Sept. 30)	$(16,000)	$—

*	- See “Explanatory Note” below.

     TALX said it will submit amended filings to the SEC as soon as is practicable, and is working with its auditors, KPMG, throughout the process.

     TALX also said that it is reducing guidance for financial performance for the fiscal year ending March 31, 2004, principally because of lower than previously anticipated revenue growth and incremental costs related to the internal review, restatement and severance. The slowdown in the mortgage market contributed to a lower-than-expected increase in The Work Number revenues for the fiscal third quarter ended December 31, although revenues are expected to be up about 11 percent over year-ago levels. The company also reported that its UCeXpress line of business continues to experience softness in revenues. As previously discussed, uncertain economic conditions have reduced activity in the company’s unemployment insurance tax consulting opportunities in the short term. For the third quarter, total operating expenses were in line with expectations. The company now expects diluted earnings per share from continuing operations to be between $0.17 and $0.19 for the fiscal third quarter ended December 31, which includes $0.02 to $0.03 per share for incremental legal and accounting costs and an accrual for severance costs. For the year ending March 31, 2004 TALX said it expects diluted earnings per share from continuing operations to be approximately $0.87 to $0.92, with revenues between $122 million and $125 million. For comparison purposes, diluted earnings per share from continuing operations, as restated, were $0.79 for the year ended March 31, 2003, and $0.19 for the quarter ended December 31, 2002.

     Table 1 shows historical diluted earnings per share amounts and the impact of the restatement. Table 2 represents the current method of presentation which classifies the former human resources and benefits application services business as discontinued operations.

	TABLE 1
	Historical Presentation
	Diluted Earnings (Loss) Per Share
	As Restated

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Fiscal 1999					$0.01
Fiscal 2000	$0.04	$0.09	$0.11	$0.04	$0.28
Fiscal 2001	$(0.16)	$0.01	$0.19	$(0.02)	$0.03
Fiscal 2002	$0.15	$(0.10)	$0.24	$0.11	$0.32
Fiscal 2003	$0.15	$0.18	$0.30	$0.29	$0.91
Fiscal 2004	$0.20	$0.23

	As Previously Disclosed

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Fiscal 1999					$0.04
Fiscal 2000	$0.05	$0.07	$0.08	$0.07	$0.27
Fiscal 2001	$(0.15)	$0.03	$0.20	$(0.04)	$0.05
Fiscal 2002	$0.05	$(0.11)	$0.23	$0.10	$0.29
Fiscal 2003	$0.14	$0.17	$0.30	$0.29	$0.90
Fiscal 2004	$0.20	$0.23

	TABLE 2
	Current Presentation
	Diluted Earnings (Loss) Per Share From Continuing Operations
	As Restated

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Fiscal 1999					$0.02
Fiscal 2000	$0.03	$0.06	$0.07	$0.03	$0.20
Fiscal 2001	$0.05	$0.08	$0.08	$0.03	$0.23
Fiscal 2002	$0.11	$(0.04)	$0.12	$0.12	$0.32
Fiscal 2003	$0.16	$0.18	$0.19	$0.26	$0.79
Fiscal 2004	$0.20	$0.23

	As Previously Disclosed

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Fiscal 1999					$0.05
Fiscal 2000	$0.04	$0.04	$0.05	$0.06	$0.19
Fiscal 2001	$0.06	$0.09	$0.09	$0.01	$0.25
Fiscal 2002	$0.11	$(0.05)	$0.11	$0.11	$0.29
Fiscal 2003	$0.16	$0.17	$0.18	$0.26	$0.77
Fiscal 2004	$0.20	$0.23

Explanatory Note: The company’s review focused on contracts in which revenue was realized in fiscal 2000 and subsequent periods as reliable historical data was not available for earlier periods. Accordingly, the review included contracts for which services were initiated in periods prior to fiscal 2000. The review of certain contracts resulted in cumulative adjustments for periods prior to fiscal 2000 which have been attributed to fiscal 1999, the earliest fiscal period presented for financial disclosure purposes. While it is possible that certain of these adjustments related to periods prior to fiscal 1999, data was not available to accurately support the specific allocation to such prior periods. Additionally, if a review of fiscal 1999 contracts had been performed, it is possible that further adjustments to fiscal 1999 and subsequent periods would be necessary.

     TALX will hold a conference call today at 10:00 a.m. Eastern time, 9:00 a.m. Central time, to discuss the restatement. The number to access the call is 888-273-9890. A digitized replay of the call will be in effect from 12:30 p.m. CST on January 5, through midnight on January 6. The replay number is (800) 475-6701 and the access code is 715930. Other information of investor interest can be found at www.talx.com/investor and the corporate governance website is located at www.talx.com/governance.

     TALX Corporation is a leading business process outsourcer for payroll data-centric services. TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpressSM. TALX also provides paperless payroll services, W-2 services, and automated time entry services. Based in St. Louis, Missouri, TALX Corporation’s common stock trades on the Nasdaq Stock Market® under the symbol TALX. For more information about TALX Corporation call 314-214-7000 or access the company’s Web site at www.talx.com.

     Statements in this news release expressing the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, anticipated revenue and earnings in the company’s third fiscal quarter and fiscal 2004 and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements.

     These risks and uncertainties include, without limitation, the risks detailed in the company’s 2003 10-K under the caption “Risk Factors” in “Part 1, Item 1 — Business,” and those described in other documents and reports we file from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to (1) the risks associated with pending litigation, investigations, and possible future proceedings as a result of our financial statement restatements, including any risks that the lenders under our loan agreement may seek to exercise remedies such as acceleration; (2) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (3) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services; (4) risks associated with our ability to maintain the accuracy and confidentiality of our clients’ employee data; (5) risk that our revenues from The Work Number may fluctuate due to changes in the level of residential mortgage activity and interest rates; (6) risks associated with our ability to prevent breach of confidentiality as we initiate large-scale processing of verifications; (7) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability could be significantly harmed if those requirements were relaxed; (8) risks associated with any modifications to or failures to extend work opportunity (“WOTC”) or welfare to work (“WtW”) tax credit laws; (9) risks associated with any interpretation of laws prohibiting the unauthorized practice of law to include the unemployment cost management or tax services that we provide; (10) risks associated with future challenges regarding applicability of the Fair Credit Reporting Act or any new privacy legislation or interpretation of existing laws; (11) risks associated with changes in economic conditions or unemployment compensation laws; (12) risk of interruption of our computer network and telephone operations; and (13) risk of discontinuance of 900 number telephone service. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.